Exhibit 99.1

PRESS RELEASE

For Immediate Release: August 30, 2005

Contact:

Ronnie Lyon

Phone:   903-813-0377

Email:    rlyon1@airmail.net

Cap Rock Energy Announces Restatement

MIDLAND, Texas—Cap Rock Energy Corporation (AMEX: RKE) is filing a Form 8-K with the SEC announcing that on August 24, 2005, the Audit Committee of Cap Rock Energy Corporation  concluded that the Company would amend and restate its previously issued financial statements and other financial information contained in its Form 10-Q for the quarter ended March 31, 2005, and Form 10-K, as amended, for the fiscal year ended December 31, 2004.  As a result, the financial statements contained in those filings should no longer be relied upon. The Audit Committee has discussed the matters contained in this Form 8-K with the Company’s independent auditors, KPMG LLP.

The Company has identified a financial statement income tax matter that will result in additional income tax expense.  The tax matter relates to the income tax treatment for financial reporting purposes regarding the exempt status of one of the Company’s subsidiaries.  Under the accounting rules, such additional expense and disclosures regarding this treatment must be made to the above mentioned financial statements.  Due to the complex nature of this matter, the Company is in the process of requesting guidance from the Internal Revenue Service.

The Company believes the effect on the quarter ended March 31, 2005 is an additional income tax expense of approximately $534,000; and the effect on the fiscal year ended December 31, 2004 is an [additional] income tax expense of approximately $1,907,000.  The final adjustments will be reflected in the restated filings when filed.  Following the completion of these adjustments, the Company will also file its Form 10-Q for the quarter ended June 30, 2005.

The change in income tax expense will not require an immediate cash outlay since the issue will affect deferred income taxes payable. The Company had generated NOL’s in earlier periods that would be used to offset the presumed taxable nature of the subsidiary. The earlier than expected use of the net operating losses may also result in increased taxes payable and a comparable decrease in earnings in future periods to the extent of the unavailable net operating losses.

On August 26, 2005, the Company received notice from the staff of the American Stock Exchange (“Amex”) indicating that the Company is not in compliance with Sections 134, 1003(d) and 1101 of the Amex Company Guide as a result of the Company’s failure to timely file its quarterly report on Form 10-Q for the quarter ended June 30, 2005.

The Amex notice requires the Company to submit a plan by September 9, 2005, advising Amex of any action it has taken, or will take, to file its Form 10-Q for the quarter ended June 30, 2005, and bring the Company into compliance with Sections 134, 1003(d) and 1101 of the Amex Company Guide by no later than October 6, 2005.   The Amex notice states that if the Company is not in compliance with Sections 134, 1003(d) and 1101 by October 6, 2005, Amex may initiate delisting proceedings, as appropriate.  Further, if the Company does not submit a plan or if its plan is not accepted by Amex, the Company may be subject to delisting proceedings.  In either event, the Company may appeal if the Amex staff makes a determination to initiate delisting proceedings in accordance with applicable Amex rules.

In the letter, AMEX also noted that within five days of August 26, 2005, the Company will be included in a list of issuers, which is posted daily on the AMEX website, that are not in compliance with the continued listing standards and “.LF” will be appended to the Company’s ticker symbol whenever the Company’s trading symbol is transmitted with a quotation or trade. The website posting and indicator will remain in effect until the Company has regained compliance with all applicable continued listing standards.

The Company intends to file its form 10-Q for the quarter ended June 30, 2005, and the restated financials discussed above as soon as possible and prior to October 6, 2005.

Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although the Company believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Company’s business prospects and performance causing actual results to differ from those discussed in the foregoing release.  Such risks and uncertainties include, by way of example and not limitation, general business and economic conditions, regulatory uncertainties and  the legislative environment.  These and other applicable risks and uncertainties are more fully explained in the Company’s latest filings with the Securities and Exchange Commission.  The Company undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.